Exhibit 99.8

Execution Version

SHARE PURCHASE AGREEMENT

Dated September 16, 2024

by and between

WINDCREEK LIMITED

and

GLOBAL PINNACLE CORPORATION

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT, dated September 16, 2024 (this “Agreement”), is entered into by and between (i) Windcreek Limited, a company incorporated with limited liability under the laws of the British Virgin Islands (“Purchaser”), and (ii) Global Pinnacle Corporation, a Delaware corporation (“Seller”). Capitalized terms used herein shall have the meanings specified in Section 6.12.

RECITAL

WHEREAS, Seller holds a total of (i) 87,481,280 ordinary shares of Dada Nexus Limited, a company incorporated with limited liability under the laws of the Cayman Islands with American depositary shares listed on the Nasdaq Global Select Market (the “Company”), and (ii) 1,875,000 ADSs of the Company representing 7,500,000 ordinary shares of the Company.

WHEREAS, Seller wishes to sell and transfer the Sale Securities to Purchaser, and Purchaser wishes to purchase the Sale Securities from Seller, on the terms and subject to the provisions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Purchase and Sale.

(a) On the terms and subject to the provisions of this Agreement, contemporaneously with the execution and delivery of this Agreement, Purchaser shall be purchasing from Seller, and Seller shall be selling and transferring to Purchaser, the Sale Shares at a per share price equal to $0.25 per Sale Share.

(b) On the terms and subject to the provisions of this Agreement, contemporaneously with the execution and delivery of this Agreement, Purchaser shall be purchasing from Seller, and Seller shall be selling and transferring to Purchaser, the Sale ADSs at a per ADS price equal to $1 per Sale ADS.

Section 1.2 Closing. On the terms and subject to the provisions of this Agreement, the closing of the Sale Transaction (the “Closing”) shall be taking place via remote exchange of electronic documents and signatures contemporaneously with the execution and delivery of this Agreement. All transactions occurring at the Closing shall be deemed to be taken and all documents executed and delivered by all parties at the Closing shall be deemed to have been effected and executed concurrently, and no actions or proceedings shall be deemed taken nor any document executed or delivered until all have been taken, executed and delivered, including, for the avoidance of doubt, receipt by Seller of the Purchase Price in the Seller Bank Account.

Section 1.3 Closing Deliverables.

(a) On the terms and subject to the provisions of this Agreement, contemporaneously with the execution and delivery of this Agreement, (x) Seller shall be delivering or causing the Company or other applicable Persons to deliver to Purchaser (i) a counterpart to the instrument of transfer in the form attached hereto as Exhibit A (the “Instrument of Transfer”), duly executed by Seller, effecting the transfer of the Sale Shares from Seller to Purchaser, (ii) a scanned copy excerpting the page of the register of members of the Company, dated the date of this Agreement and certified by a director or officer or registered office provider of the Company, reflecting the transfer of the Sale Shares and registration of Purchaser as the record owner of those Sale Shares and (iii) a scanned copy of a share certificate in the name of Purchaser, dated the date of this Agreement and executed by a director or officer of the Company, evidencing Purchaser’s ownership of the Sale Shares (with the original share certificate to be delivered to Purchaser within ten (10) Business Days after the Closing), and (y) Seller shall ensure that Christina Zhu is resigning and is delivering a letter of resignation confirming her resignation from the board of directors of the Company effective as of the Closing. Not later than thirty (30) days after the date of this Agreement, Seller shall return or cause the applicable Persons to return to the Company for destruction all share certificates representing the Sale Shares, whether in Seller’s name or in the name of an Affiliate of Seller. The Company will cancel and invalidate all share certificates representing the Sale Shares held by Seller or an Affiliate thereof concurrently with the Closing.

(b) On the terms and subject to the provisions of this Agreement, contemporaneously with the execution and delivery of this Agreement, Seller shall be delivering or causing to be delivered to Purchaser American depositary receipts representing the Sale ADSs and Seller hereby confirms that it has taken all necessary steps as requested by the Depositary Bank to cause the ADSs to be delivered to the Purchaser Brokerage Account.

(c) On the terms and subject to the provisions of this Agreement, contemporaneously with the execution and delivery of this Agreement, Seller shall be delivering or causing to be delivered to Purchaser a copy of a memorandum from Baker & McKenzie LLP addressed to Walmart Inc., in the form attached hereto as Exhibit D, to the effect that there should not be any Tax payable on the Sale Transaction under Circular 7.

(d) On the terms and subject to the provisions of this Agreement, contemporaneously with the execution and delivery of this Agreement, Purchaser shall be (i) paying the sum of $23,745,320, which is the aggregate purchase price for the Sale Shares and the Sale ADSs (the “Purchase Price”), by wire transfer of immediately available funds in U.S. dollars to the Seller Bank Account, such payment to be evidenced by an irrevocable instruction of payment (e.g., SWIFT MT103), a copy of which shall be sent to Seller as soon as it becomes available, (ii) delivering to Seller a limited release in the form attached hereto as Exhibit B, duly executed by the Company and Purchaser, and (iii) delivering to Seller a counterpart to the Instrument of Transfer, duly executed by Purchaser.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser that:

(a) Due Incorporation and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller (i) has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and (ii) is duly qualified to transact business in each jurisdiction in which it is required to be so qualified.

(b) Authorization; Enforceability. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Seller of this Agreement, the consummation by Seller of the Sale Transaction and the performance by Seller of its obligations hereunder have been duly authorized by all necessary corporate action on the part of Seller (and, as applicable, its officers, directors and shareholders). This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding agreement of Seller, enforceable by Purchaser against Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency and similar Laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law) applicable to Seller.

(c) Good Title. Seller is the sole record owner of and has good and valid title to the Sale Securities, free and clear of any and all Encumbrances. Upon transfer and delivery of the Sale Securities to Purchaser in accordance with this Agreement, such transfer and delivery will convey to Purchaser good and valid title to the Sale Securities, free and clear of all Encumbrances, except for any Encumbrances that may be or may have been created by or through Purchaser. Except for this Agreement, the Sale Securities are not subject to any option, warrant, purchase right or other contract or commitment that would require Seller to sell, transfer or otherwise dispose of any of the Sale Securities. Neither Seller nor any other Person Controlled by Walmart Inc. is a beneficial owner or titleholder of any equity securities of the Company other than the Sale Securities. Neither Seller nor any other Person Controlled by Walmart Inc. holds any share certificate issued by the Company evidencing ownership of any shares of the Company other than the share certificate issued on June 9, 2020 to Azure Holdings S.à.r.l.

(d) No Conflicts. Neither the execution, delivery and performance by Seller of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under any provision of (i) the certificate of incorporation, bylaws or any other organizational document of Seller, (ii) any Law applicable to Seller, or (iii) conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any contract, permit, concession, franchise, right or license binding upon Seller, except in the case of the foregoing clause (ii) or (iii) as does not, individually in the aggregate, materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by Seller of its obligations hereunder.

(e) Consents and Approvals. Seller is not required to obtain, prior to or at the Closing, any consent, waiver, authorization or order of, give any notice to or make any filing or registration with any Governmental Authority or other Person (other than those that have been obtained or granted prior to the execution and delivery of this Agreement) pursuant to any Law or contractual or other requirement in effect on the date hereof in connection with the execution, delivery and performance of this Agreement. No authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing by Seller with, any Governmental Authority is necessary on or prior to the date hereof, under applicable Law in effect on the date hereof, for the consummation by Seller of the transactions contemplated hereby.

(f) Absence of Proceedings. There is no lawsuit or other legal or arbitral proceeding before or brought by any Governmental Authority now pending against Seller or, to the knowledge of Seller, now being threatened against Seller, that seeks to enjoin, restrict, prohibit or delay the performance by Seller of its obligations under this Agreement.

(g) Tax Matters. Seller has been advised to consult with an independent tax advisor regarding the tax consequences of selling the Sale Securities. Seller expressly acknowledges and agrees that neither Purchaser nor any agent of Purchaser makes any representation to Seller with respect to the tax treatment of the transactions contemplated by this Agreement.

(h) Transfer for Own Account. Seller is selling the Sale Securities for Seller’s own account only and not with a view to, or for sale in connection with, a distribution of the Sale Securities within the meaning of the Securities Act.

(i) No General Solicitation. At no time did Seller present Purchaser or any of its Affiliates with or solicit Purchaser or any of its Affiliates through any publicly issued or circulated newspaper, mail, radio, television, internet or other form of general advertisement or solicitation in connection with the transfer by Seller of the Sale Securities.

(j) Brokers and Finders. No Person acting on behalf or under the authority of Seller is or will be entitled to recover from Purchaser or any of its Affiliates any broker’s, finder’s or similar fee or commission for the Sale Transaction.

(k) Sophisticated Seller. Seller (i) is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement, (ii) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Sale Securities, (iii) has negotiated this Agreement on an arm’s-length basis and has had an opportunity to consult with its legal, tax and financial advisors concerning this Agreement and its subject matter and (iv) has independently and without reliance upon Purchaser, and based on such information and the advice of such advisors as Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Seller acknowledges that none of Purchaser and its Affiliates and agents is acting as a fiduciary or financial or investment adviser to Seller, and none of such persons has given Seller any investment advice, opinion or other information on whether the sale of the Sale Securities is prudent. Seller further acknowledges that (i) Purchaser currently may have information with respect to the Company that is not known to Seller and that may be material to a decision to sell the Sale Securities (“Seller Excluded Information”), (ii) Seller has determined to sell the Sale Securities notwithstanding its lack of knowledge of the Seller Excluded Information, (iii) the price for the Sale Securities may significantly appreciate or depreciate over time and by agreeing to sell the Sale Securities to Purchaser pursuant to this Agreement, Seller is giving up the opportunity to sell the Sale Securities at a higher price in the future and (iv) Purchaser shall not have any liability to Seller, and Seller to the fullest extent of the law waives and releases any claims, whether known or unknown, that it might have against Purchaser (or its Affiliates or agents), whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Seller Excluded Information in connection with the sale of the Sale Securities. Seller understands that Purchaser will rely on the accuracy and truth of the foregoing representations, and Seller hereby consents to such reliance.

(l) No Other Representations or Reliance. Seller represents, warrants and acknowledges that (i) neither Purchaser nor any other person on behalf of or connected or affiliated with Purchaser or has made any representation or warranty, express or implied, as to the Sale Securities, or any other matter related to the transactions contemplated by this Agreement, other than those representations and warranties of Purchaser expressly set forth in Section 2.2 of this Agreement, and (ii) in determining to enter into this Agreement, Seller has not relied and is not relying on any representation, warranty, statement or information from Purchaser or any other Person on behalf of or connected or affiliated with Purchaser, other than those representations and warranties expressly set forth in Section 2.2 of this Agreement.

Section 2.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller that:

(a) Due Organization and Power. Purchaser is a company duly registered, validly existing and in good standing under the laws of the British Virgin Islands. Purchaser (i) has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and (ii) is duly qualified to transact business in each jurisdiction in which it is required to be so qualified.

(b) Authorization; Enforceability. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder have been duly authorized by all necessary corporate action on the part of Purchaser (and, as applicable, its officers, directors and shareholders). This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Seller, constitutes a legal, valid and binding agreement of Purchaser, enforceable by Seller against Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency and similar Laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law) applicable to Purchaser.

(c) No Conflicts. Neither the execution, delivery and performance by Purchaser of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under any provision of (i) the articles of association or any charter document of Purchaser, (ii) any Law applicable to Purchaser, or (iii) conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any contract, permit, concession, franchise, right or license binding upon Purchaser, except in the case of the foregoing clause (ii) or (iii) as does not, individually in the aggregate, materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by Purchaser of its obligations hereunder.

(d) Consents and Approvals. Purchaser is not required to obtain, prior to or at the Closing, any consent, waiver, authorization or order of, give any notice to or make any filing or registration with any Governmental Authority or other Person (other than those that have been obtained or granted prior to the date of this Agreement) pursuant to any Law or contractual or other requirement in effect on the date hereof in connection with the execution, delivery and performance of this Agreement. No authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Authority is necessary, under applicable Law in effect on the date hereof, for the consummation of the transactions contemplated hereby.

(e) Absence of Proceedings. There is no lawsuit or other legal or arbitral proceeding before or brought by any Governmental Authority now pending against Purchaser or, to the knowledge of Purchaser, now being threatened against Purchaser, that seeks to enjoin, restrict, prohibit or delay the performance by Purchaser of its obligations under this Agreement.

(f) Tax Matters. Purchaser has been advised to consult with an independent tax advisor regarding the tax consequences of acquiring the Sale Securities. Purchaser expressly acknowledges and agrees that neither Seller nor any of Seller’s agents makes any representation to Purchaser with respect to the tax treatment of the Sale Transaction.

(g) Investor Status. Purchaser is either an “accredited investor” as defined in Regulation D promulgated under the Securities Act or is not a “U.S. person” as defined in Regulation S promulgated under the Securities Act. Purchaser has the knowledge, sophistication and experience necessary to make an investment decision like that involved in the purchase of the Sale Securities and is able to bear the economic risk of its investment in the Sale Securities. Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Sale Securities and has made an independent decision to invest in the Sale Securities. Purchaser acknowledges that none of the Sale Shares are registered under the Securities Act or under any state or foreign securities laws, and Purchaser will not sell, transfer or distribute any Sale Shares except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities Law.

(h) Purchase for Own Account. Purchaser is purchasing the Sale Securities for Purchaser’s own account only and not with a view to, or for sale in connection with, a distribution of the Sale Securities within the meaning of the Securities Act.

(i) No General Solicitation. At no time was Purchaser or any of its Affiliates presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television, internet or other form of general advertisement or solicitation in connection with the Sale Securities.

(j) Sophisticated Purchaser. Purchaser (i) is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement, (ii) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the acquisition of the Sale Securities, (iii) has negotiated this Agreement on an arm’s-length basis and has had an opportunity to consult with its legal, tax and financial advisors concerning this Agreement and its subject matter and (iv) has independently and without reliance upon Seller, and based on such information and the advice of such advisors as Purchaser has deemed appropriate, made its own analysis and decision to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Purchaser acknowledges that none of Seller nor any of its Affiliates or agents are acting as a fiduciary or financial or investment adviser to Purchaser or any of its Affiliates, and none of such persons has given Purchaser or any of its Affiliates any investment advice, opinion or other information on whether the acquisition of the Sale Securities is prudent.

(k) Brokers and Finders. No Person acting on behalf or under the authority of Purchaser is or will be entitled to recover from Seller or any of its Affiliates any broker’s, finder’s or similar fee or commission for the Sale Transaction.

(l) No Other Representations or Reliance. Purchaser represents, warrants and acknowledges that (i) neither Seller nor any other person on behalf of or connected or affiliated with Seller or has made any representation or warranty, express or implied, as to the Sale Securities, or any other matter related to the transactions contemplated by this Agreement, other than those representations and warranties of Seller expressly set forth in Section 2.1 of this Agreement, and (ii) in determining to enter into this Agreement, Purchaser has not relied and is not relying on any representation, warranty, statement or information from Seller or any other Person on behalf of or connected or affiliated with Seller, other than those representations and warranties expressly set forth in Section 2.1 of this Agreement.

ARTICLE III

COVENANTS

Section 3.1 Further Actions. Each party hereto shall (within a reasonable time after receiving a written request therefor from the other party hereto) use its reasonable efforts to and to cause its Affiliates to take all actions reasonably necessary or appropriate and do all things (including to execute and deliver documents and other papers) necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the party requesting, pursuant to this Section 3.1, any further action that is outside the scope of actions reasonably expected to be taken in transactions of this nature shall bear and pay, as incurred, all costs and expenses reasonably incurred by the party taking the requested action.

Section 3.2 Confidentiality. The existence of this Agreement, the terms and provisions of this Agreement including all exhibits and schedules attached hereto, and information and documents exchanged for purposes of the Sale Transaction shall each constitute confidential information and shall not be disclosed by any party hereto to any third party; provided that such confidential information shall not include any information that is in the public domain other than by reason of the breach by any Person of its confidentiality obligations under this Agreement. Notwithstanding the foregoing, any party may disclose the terms of this Agreement, any of the exhibits and schedules hereto, any of the terms hereof or any other confidential information (i) to its and its Affiliates’ directors, officers, employees, Affiliates, financial advisors, accountants, consultants, attorneys, general partners, or shareholders, only where such Persons have a need to know and are under appropriate nondisclosure obligations no less stringent than the nondisclosure obligations herein or undertake in writing to comply with the nondisclosure obligations herein, (ii) as may be required by applicable Laws including Regulation 13D-G promulgated under the U.S. Securities Exchange Act of 1934, as amended (it being agreed that any filing proposed to made by a party or its Affiliates under Regulation 13D-G shall be made available to the other party reasonably in advance of the filing date), and (iii) in the event that such party is compelled by any Governmental Authority or becomes legally compelled (including in connection with any legal, judicial or arbitration proceedings) to disclose the existence of this Agreement, any of the exhibits and schedules hereto, any of the terms hereof or any other confidential information.

Section 3.3 Limited Release. Effective on the Closing, Seller, solely in its capacity as a shareholder and a holder of ADSs (or a former shareholder and a former holder of ADSs) of the Company, on its own behalf and on behalf of its successors, assigns and any other Person that may claim by, through or under Seller acting in such capacity (collectively, the “Seller Releasing Parties”), hereby (i) irrevocably waives, releases, acquits and forever discharges the Company, the Purchaser and each of their respective present and former officers, directors, managers, employees and other agents or representatives from any and all liabilities arising directly from Seller’s pre-Closing holding of the Sale Securities and (ii) agrees to procure that no Seller Releasing Party will bring or participate in or assist any action based upon any matter released pursuant to this Section 3.3. Notwithstanding the foregoing, the Seller Releasing Parties do not waive or release any rights based upon, arising out of or relating to rights in favor of the Seller Releasing Parties created pursuant to the terms of this Agreement. The Seller Releasing Parties understand and agree that the releases provided in this Section 3.3 extend to all claims released above whether known or unknown, suspected or unsuspected. The releases herein given shall be and remain in effect as full and complete releases of matters so released notwithstanding the discovery of any additional claims or facts relating thereto. This limited release in this Section 3.3 shall be binding upon the Seller Releasing Parties and inure to the benefit of the Company, the Purchaser and each of their respective present and former officers, directors, managers, employees and other agents or representatives and their respective successors and assigns.

ARTICLE IV

INDEMNIFICATION

Section 4.1 Survival. The representations and warranties made by Seller pursuant to Section 2.1 and the representations and warranties made by Purchaser pursuant to Section 2.2 shall survive until, and shall expire as of and cease to have any force or effect after, the date that is eighteen (18) months after the date of this Agreement; provided that all Fundamental Representations shall survive until, and shall expire as of and cease to have any force or effect after, the fifth (5th) anniversary of the date of this Agreement. The covenants and agreements herein shall survive indefinitely or in accordance with their respective terms.

Section 4.2 Indemnification.

(a) From and after the Closing, the Indemnifying Party shall indemnify and hold harmless the other party hereto and its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Indemnifiable Losses actually suffered by such other party and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (the “Indemnified Party”) as a result of or arising from (i) the failure of any representation or warranty by the Indemnifying Party in Article II of this Agreement to be true and accurate when made, or (ii) any breach by the Indemnifying Party of any covenant, agreement or obligation contained in Article III of this Agreement.

(b) Seller shall indemnify and hold harmless Purchaser and its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Indemnifiable Losses as a result of or arising from any breach by the Indemnifying Party of any covenant, agreement or obligation contained in Article V of this Agreement.

(c) Notwithstanding anything herein to the contrary, the Indemnifying Party’s total liability in respect of all indemnification claims under Section 4.2(a) and Section 4.2(b) brought by the Indemnified Party shall not exceed the Purchase Price, other than with respect to intentional fraud by the Indemnifying Party in making its representations and warranties in Article II of this Agreement or intentional fraud by the Indemnifying Party in making the covenants in Articles III and V of this Agreement.

(d) A claim for indemnification for any matter not involving a Third Party Claim may only be asserted by valid written notice delivered to the Indemnifying Party promptly and in any event within thirty (30) days after the Indemnified Party first becomes aware of the indemnification claim or the facts giving rise thereto and in any event on or prior to the applicable expiration date of any representation, warranty, covenant, agreement or obligations alleged to have been untrue, inaccurate or breached. Such notice must specify the provision alleged to have been untrue, inaccurate or breached by the Indemnifying Party, together with reasonable detail of relevant facts giving rise to the indemnification claim to the extent available to the Indemnified Party and relevant facts relating to the amount of the Indemnifiable Losses incurred as a result of the untruth, inaccuracy or breach of the provision alleged to have been untrue, inaccurate or breached.

(e) In the event that any legal or arbitral proceeding shall be instituted or that any claim or demand shall be asserted by any third party (including a Governmental Authority) in respect of which indemnification may be sought under this Section 4.2 (a “Third Party Claim”), the Indemnified Party shall cause written notice of the assertion of any Third Party Claim to be forwarded to the Indemnifying Party promptly (and in any event within 15 days) after the Indemnified Party receives such written notice. Subject to the provisions of this Section 4.2, the Indemnifying Party shall have the right, at its sole expense and by written notice to the Indemnified Party within thirty (30) days after receiving the notice from the Indemnified Party of the Third Party Claim, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Indemnifiable Losses indemnified against hereunder; provided that (i) the Indemnifying Party shall keep the Indemnified Party up to date as to the developments of the defense and negotiation, (ii) any settlement involving an admission of culpability on the part of the Indemnified Party shall require the Indemnified Party’s prior written consent, and (iii) the Indemnifying Party will not be entitled to reimbursement from the Indemnified Party of any expense incurred in defending against, negotiating, settling or otherwise dealing with such Third Party Claim. In the event the Indemnifying Party does not timely exercise such right, then the Indemnified Party may at its option defend (with counsel reasonably satisfactory to the Indemnifying Party) or settle such Third Party Claim at its own expense, which expense will for the avoidance of doubt, regardless of the outcome of such Third Party Claim, only be reimbursed by the Indemnifying Party in the event, and to the extent, that such expense constitutes an Indemnifiable Loss as a result of or arising from the matters set forth in Section 4.2(a) or Section 4.2(b), and the Indemnified Party shall keep the Indemnifying Party up to date as to the developments of the defense or negotiation.

(f) Notwithstanding anything herein to the contrary, the Indemnifying Party shall not be liable under any provision of this Agreement to the Indemnified Party for any matter (i) for which the Indemnified Party has actually recovered an amount in respect of such matter from any third party (including under any insurance policy), or (ii) that is a contingent liability, unless and until such liability is actually due and payable. From and after the Closing, subject to Section 6.15, the indemnification provisions set forth in this Section 4.2 shall be the sole and exclusive remedy available to the Indemnified Party for any claims by the Indemnified Party relating to this Agreement, the Sale Transaction or the other matters specified in this Agreement, other than claims for specific performance and other than with respect to any intentional fraud by the Indemnifying Party with respect to the representations and warranties made by the Indemnifying Party in Article II of this Agreement or intentional fraud by the Indemnifying Party in making the covenants in Articles III and V of this Agreement.

ARTICLE V

TAXES

Section 5.1 Circular 7 Tax Matters.

(a) The parties hereto acknowledge and agree that (i) Purchaser shall have no obligation to pay any Tax of any nature that is required by applicable Laws to be paid by Seller or any of its Affiliates or any of their respective direct and indirect partners, members and shareholders arising out of the sale and purchase of the Sale Securities, and (ii) Seller agrees to bear and pay any Tax of any nature that is required by applicable Laws to be paid by Seller or any of its Affiliates arising out of the sale and purchase of the Sale Securities, including the payment of any and all income, transfer and other taxes (including Circular 7 tax if any), filing and recording fees and similar charges, and for filing all necessary tax returns with respect thereto, in each case as may be required by applicable Laws relating to the Sale Transaction.

(b) Seller shall timely make a Circular 7 tax filing should such filing be required by the PRC Tax Authority and shall keep Purchaser updated with respect thereto.

(c) If Purchaser or any of its Affiliates receives any notice, letter or other written or verbal inquiry from any PRC Tax Authority in respect of the Sale Transaction under Circular 7, Purchaser or its Affiliate shall notify Seller as soon as reasonably practicable of the same and provide copies of any written communications received from the PRC Tax Authority (unless such provision contravenes applicable Law or any express requirement by the PRC Tax Authority), and Purchaser or any of its Affiliates shall prior to responding to such PRC Tax Authority give Seller a reasonable time period to consider and review any response and to give comments thereon, and Purchaser shall in good faith consider the comments that are given within that time period set by Purchaser. Seller shall and shall cause its applicable Affiliates and representatives to provide at Seller’s expense all assistance and cooperation as may be requested by Purchaser in the event that any PRC Tax Authority makes an inquiry to Purchaser or Purchaser’s Affiliates about the Sale Transaction in relation to any Circular 7 matter, including timely providing Purchaser with all necessary information for Purchaser to (i) make a Circular 7 tax filing should such filing requirement be imposed on Purchaser by the PRC Tax Authority or (ii) respond to the inquiries from the PRC Tax Authority. Nothing in this Agreement shall be construed to restrict the freedom of Purchaser or its Affiliates to carry out good-faith communication with the PRC Tax Authority in the event that any PRC Tax Authority makes an inquiry to Purchaser or Purchaser’s Affiliates about the Sale Transaction in relation to any Circular 7 matter; provided that Purchaser and its Affiliates shall timely update Seller of such communications and provide Seller with copies of submissions made to the PRC Tax Authority (unless such provision contravenes applicable Law or any express requirement by the PRC Tax Authority) to the extent relating to Seller’s Circular 7 obligations.

(d) Notwithstanding anything herein to the contrary, Purchaser and its Affiliates shall not at the Closing deduct or withhold from the Purchase Price any amounts in respect of any Taxes in connection with the Sale Transaction, under Circular 7 or otherwise.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application the laws of any jurisdiction other than those of the State of New York.

Section 6.2 Expenses. Each party hereto shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby.

Section 6.3 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand-delivered to the other party, upon delivery, (b) when sent by to the email address set forth in Exhibit C hereto, upon transmission unless the sender receives indication of a failure to transmit (e.g., an error message), (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Exhibit C, or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the party as set forth in Exhibit C with next-business-day delivery guaranteed; provided that the sending party receives a confirmation of delivery from the delivery service provider. Each party communicating hereunder by email shall promptly confirm by telephone with the party to whom such communication was addressed the receipt of each communication made by it by email pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given herein, or designate additional addresses, for purposes of this Section 6.3, by giving the other party written notice of the new address in the manner set forth above.

Section 6.4 Entire Agreement. This Agreement and the schedules and exhibits attached hereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the parties with regard to the subject matter hereof and supersede any and all of the prior negotiations, correspondence and agreements between the parties hereto in respect of the subject matter hereof.

Section 6.5 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other party hereto.

Section 6.6 Amendment; Waiver. This Agreement may be amended only through a written instrument signed by Seller and Purchaser. Any term of this Agreement may be waived only with the written consent of the party against whom such waiver is effective.

Section 6.7 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party hereto under this Agreement, shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or of an acquiescence therein, or of any similar breach or default thereafter occurring, nor shall it be construed to be any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement or any waiver on the part of any party hereto of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party hereto, shall be cumulative and not alternative.

Section 6.8 Severability. If any provision of this Agreement is found to be invalid or unenforceable, such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement that most closely reflects the parties’ intent in entering into this Agreement.

Section 6.9 Interpretation and Rules of Construction.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement;

(ii) for any reference in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement, unless otherwise indicated; all Exhibits and Schedules hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein;

(iii) any reference in this Agreement to gender shall include all genders, and words only imparting the singular number shall include the plural and vice versa;

(iv) the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

(v) words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; and

(vi) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.

(b) In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 6.10 Captions. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 6.11 Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof, the validity, scope and enforceability of this arbitration provision and any dispute regarding non-contractual obligations arising out of or relating to it (a “Dispute”) shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force at the time of the commencement of the arbitration; provided that if such rules are in conflict with this Section 6.11, including the provisions concerning the appointment of arbitrators, this Section 6.11 shall prevail. The law of this arbitration provision shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three (3). The claimants in the Dispute shall nominate one (1) arbitrator, the respondents in the Dispute shall nominate one (1) arbitrator, and the two (2) arbitrators shall jointly select the third arbitrator who shall act as the presiding arbitrator of the arbitration tribunal. The language of the arbitration proceedings and written decisions or correspondence shall be English. Any party to the Dispute shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the tribunal.

Section 6.12 Definitions. For purposes of this Agreement, capitalized terms shall have the meanings specified in Schedule I hereto.

Section 6.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Emailed copies of signatures in portable document format (PDF) shall be deemed to be originals for purposes of executing this Agreement.

Section 6.14 No Third Party Rights. A Person who is not a party to this Agreement shall not have any right to enforce any term of this Agreement; provided that the Company is a third party beneficiary of Section 3.3.

Section 6.15 Specific Performance. Seller and Purchaser acknowledge and agree that a breach of this Agreement would cause irreparable damage to the other party and that such other party will not have an adequate remedy at law. Therefore, the obligations of a party under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that any party may have under this Agreement or otherwise.

Section 6.16 Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, shareholder, Affiliate, agent, attorney, advisor or other representative of any party or of any Affiliate of any party hereto, or any of their successors or permitted assigns (collectively, the “Non-Party Affiliates”), shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby. This Section 6.16 is intended for the benefit of, and shall be enforceable by, each of the Non-Party Affiliates.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

PURCHASER:

WINDCREEK LIMITED

By:	/s/ Nani Wang

Name:	Nani Wang

Title:	Director

[Signature page to the Share Purchase Agreement]

SELLER:

GLOBAL PINNACLE CORPORATION

By:	/s/ Lisle Geoffrey Adams
Name:	Lisle Geoffrey Adams
Title:	Vice President

[Signature page to the Share Purchase Agreement]

Schedule I

Definitions

“$” or “US$” means the lawful currency of the United States of America.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Agreement” has the meaning ascribed to it in the Preamble.

“Articles of Association” means the Eighth Amended and Restated Memorandum of Association of the Company and the Eighth Amended and Restated Articles of Association of the Company, as amended from time to time.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or another day on which commercial banks are required or authorized by Law to be closed in the Cayman Islands, the British Virgin Islands, New York City, the PRC or Hong Kong.

“Circular 7” means Circular No. 7 on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises (SAT Bulletin [2015] No. 7) (关于非居民企业间接转让财产企业所得税若干问题的公告(国家税务总局公告2015年笫7号)), dated and effective as of February 3, 2015, including any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof.

“Closing” has the meaning ascribed to it in Section 1.2.

“Company” has the meaning ascribed to it in the Recitals.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Depositary Bank” means the financial institution acting as the Company’s depositary for the administration of the Company’s ADS program. The Depository Bank as of the date hereof is JPMorgan Chase Bank, N.A.

“Encumbrances” means any mortgage, pledge, adverse claim, security interest, encumbrance, lien, charge or other similar restriction or limitation but shall not include any restriction on transfer imposed by applicable securities Laws of any jurisdiction.

“Fundamental Representations” means the representations and warranties set forth in Section 2.1(a), (b), (c), (d), (e) and (l), and the representations and warranties set forth in Section 2.2(a), (b), (c), (d) and (l).

Schedule S-I-1

“Governmental Authority” means any government of any nation, federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the PRC, the United States or any other country, or any political subdivision thereof; any court, tribunal or arbitrator, stock exchange, securities commission or other securities regulator; and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“HKIAC” has the meaning ascribed to it in Section 6.11.

“Indemnifiable Losses” means, with respect to any person, any cost, damage, disbursement, expense, liability, loss or penalty (but excluding any exemplary, speculative, consequential, special or punitive damages), together with all interest, penalties, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of third-party claims therefor, and amounts paid in settlement thereof, that are actually imposed on or otherwise actually incurred or suffered by such person.

“Indemnified Party” has the meaning ascribed to it in Section 4.2(a).

“Indemnifying Party” means Seller or Purchaser, as the case may be.

“Instrument of Transfer” has the meaning ascribed to it in Section 1.3(a).

“Law” or “Laws” means all applicable laws, regulations, rules and orders of any Governmental Authority, securities exchange or other self-regulating body, including any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment.

“Ordinary Shares” means the Ordinary Shares of the Company, par value $0.0001 per share, with the rights and privileges as set forth in the Articles of Association.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity or Governmental Authority.

“PRC” means the People’s Republic of China, excluding, for purposes of this Agreement, Hong Kong, Macau and Taiwan.

“PRC Tax Authority” means any Tax authority or other authority competent to impose, assess or enforce any liability to Tax in the PRC.

Schedule S-I-2

“Purchaser” has the meaning ascribed to it in the Preamble.

“Purchaser Brokerage Account” means the following account:

Account name: ***

Account number: ***

Bank: ***

DTC number: ***

“Sale ADSs” means 1,875,000 ADSs of the Company held by Seller representing 7,500,000 Ordinary Shares.

“Sale Securities” means, collectively, the Sale Shares and the Sale ADSs.

“Sale Shares” means 87,481,280 Ordinary Shares held by Seller.

“Sale Transaction” means the sale and purchase transaction described in Section 1.1.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning ascribed to it in the Preamble.

“Seller Bank Account” means the following account:

Account name: ***

Bank: ***

ABA: ***

SWIFT: ***

Account number: ***

“Seller Excluded Information” has the meaning ascribed to it in Section 2.1(k).

“Tax” means any tax, duty, deduction, withholding, impost, levy, fee, assessment or charge of any nature whatsoever (including income, franchise, value added, sales, use, excise, stamp, customs, documentary, transfer, withholding, property, capital, employment, payroll, ad valorem, net worth or gross receipts taxes and any social security, unemployment or other mandatory contributions) imposed, levied, collected, withheld or assessed by any local, municipal, regional, urban, governmental, state, national or other Governmental Authority and any interest, addition to tax, penalty, surcharge or fine in connection therewith, including any obligations to indemnify or otherwise assume, bear or succeed to the liability of any other Person with respect to any of the foregoing items by virtue of any Laws or contractual arrangements.

Schedule S-I-3